Exhibit (m)(6)
Allianz Funds
Amended and Restated Distribution and Servicing Plan (Class D)
     This Amended and Restated Distribution and Servicing Plan (the “Plan”) dated as of July 1, 2011, as may be amended from time to time thereafter, constitutes the Distribution and Servicing Plan with respect to the Class D shares of Allianz Funds, a Massachusetts business trust (the “Trust”). The Plan amends and restates the plan previously adopted pursuant to Rule 12b-1 under the Investment Company Act of 1940, as amended (the “Act”) by the Trust with respect to Class D shares of the Trust, as included in the Amended and Restated Administration Agreement between the Trust and Allianz Global Investors Fund Management LLC dated as of April 8, 1998, and subsequently amended and restated (the “Prior Plan”).
     Section 1. The Trust will pay to the principal distributor of the Fund’s shares (the “Distributor”) a fee (the “Fee”) for services rendered and expenses borne by the Distributor in connection with the distribution of Class D shares and in connection with personal services rendered to Class D shareholders of the Trust and/or maintenance of Class D shareholder accounts. The Fee shall be paid at an annual rate with respect to each series of the Trust (a “Fund”) not to exceed 0.25% of such Fund’s average daily net assets attributable to its Class D shares. Subject to such limit and subject to the provisions of Section 9 hereof, the Fee shall be as approved from time to time by (a) the Trustees of the Trust and (b) the Independent Trustees of the Trust and may be paid in respect of services rendered and expenses borne in the past as to which no Fee was paid on account of such limitation. If at any time this Plan shall not be in effect with respect to all Funds of the Trust, the Fee shall be computed on the basis of net assets attributable to Class D shares of those Funds for which the Plan is in effect. The Fee shall be accrued daily and paid monthly or at such other intervals as the Trustees shall determine.
     Section 2. The Fee may be spent by the Distributor on any activities or expenses relating to personal services rendered to Class D shareholders of the Trust and/or maintenance of Class D shareholder accounts. To the extent some or all of the services described in this Section 2 represent services that are primarily intended to result in the sale of Class D shares of the Trust, and/or any agreements with persons relating to implementation of this Plan relate to payments made in connection with the distribution of Class D shares of the Trust, this Plan shall also constitute a distribution plan within the meaning of Rule 12b-1 under the Act. Accordingly, the Fee may, in a manner consistent with the foregoing sentence, also be spent by the Distributor on activities or expenses primarily intended to result in the sale of Class D shares of the Trust.
     In particular, without limiting the foregoing, the Fee may be spent by the Distributor to provide in respect of Class D shares (either directly or by procuring through and making payments to other entities, including various financial services firms such as broker-dealers and registered investment advisors (“Service Organizations”)), some or all of the following services and facilities in connection with direct purchases by shareholders or in connection with products, programs or accounts offered by such Service Organizations:

(i)	facilities for placing orders directly for the purchase of a Fund’s Class D shares and tendering a Fund’s Class D shares for redemption;

(ii)	advertising with respect to a Fund’s Class D shares;

(iii)	providing information about the Funds;

(iv)	providing facilities to answer questions from prospective investors about the Funds;

(v)	receiving and answering correspondence, including requests for prospectuses and statements of additional information;

(vi)	preparing, printing and delivering prospectuses and shareholder reports to prospective shareholders;

(vii)	assisting investors in applying to purchase Class D shares and selecting dividend and other account options; and

(viii)	shareholder services provided by a Service Organization that may include, but are not limited to, the following functions: receiving, aggregating and processing shareholder orders; furnishing shareholder sub-accounting; providing and maintaining elective shareholder services such as check writing and wire transfer services; providing and maintaining pre-authorized investment plans; communicating periodically with shareholders; acting as the sole shareholder of record and nominee for shareholders; maintaining accounting records for shareholders; answering questions and handling correspondence from shareholders about their accounts; issuing confirmations for transactions by shareholders; performing similar account administrative services; providing such shareholder communications and recordkeeping services as may be required for any program for which the Service Organization is a sponsor that relies on Rule 3a-4 under the Act; and providing such other similar services as may reasonably be requested to the extent the Service Organization is permitted to do so under applicable statutes, rules, or regulations.
     Section 3. Unless otherwise permitted under applicable law, this Plan shall not take effect with respect to any Fund of the Trust until it has been approved by a vote of at least a majority of the outstanding Class D voting securities of that Fund. For the avoidance of doubt, the approval described in this section, if required, has already been obtained for each Fund with respect to which the Prior Plan was in effect immediately prior to the amendment and restatement thereof on July 1, 2011. This Plan shall be deemed to have been effectively approved with respect to any Fund if a majority of the outstanding Class D voting securities of that Fund votes for the approval of this Plan, notwithstanding that this Plan has not been approved by a majority of the outstanding Class D voting securities of any other Fund or that this Plan has not been approved by a majority of the outstanding Class D voting securities of the Trust.

     Section 4. This Plan shall not take effect with respect to a Fund until it has been approved, together with any related agreements, by votes of the majority (or whatever greater percentage may, from time to time, be required by Section 12(b) of the Act) or the rules and regulations thereunder) of both (a) the Trustees of the Trust, and (b) the Independent Trustees of the Trust cast in person at a meeting called for the purpose of voting on this Plan or such agreement.
     Section 5. This Plan shall continue in effect for a period of more than one year after it takes effect only so long as such continuance is specifically approved at least annually in the manner provided for approval of this Plan in Section 4. It is acknowledged that the Distributor may expend or impute interest expense in respect of its activities or expenses under this Plan and the Trustees and the Independent Trustees may give such weight to such interest expense as they determine in their discretion.
     Section 6. Any person authorized to direct the disposition of monies paid or payable by the Trust pursuant to this Plan or any related agreement shall provide to the Trustees of the Trust, and the Trustees shall review, at least quarterly, a written report of the amounts so expended and the purposes for which such expenditures were made.
     Section 7. This Plan may be terminated at any time with respect to the Class D shares of any Fund by vote of a majority of the Independent Trustees, or by vote of a majority of the outstanding Class D voting securities of that Fund.
     Section 8. All agreements with any person relating to implementation of this Plan with respect to any Fund shall be in writing, and any agreement related to this Plan with respect to any Fund shall provide:
A.	That such agreement may be terminated at any time, without payment of any penalty, by vote of a majority of the Independent Trustees or by vote of majority of the outstanding Class D voting securities of such Fund, on not more than 60 days’ written notice to any other party to the agreement; and

B.	That such agreement shall terminate automatically in the event of its assignment.
     Section 9. This Plan may not be amended to increase materially the amount of Fees permitted pursuant to Section 1 hereof without approval in the manner provided in Section 3 hereof, and all material amendments to this Plan shall be approved in the manner provided for approval of this Plan in Section 4 hereof.
     Section 10. As used in this Plan, (a) the term “Independent Trustees” shall mean those Trustees of the Trust who are not interested persons of the Trust, and have no direct or indirect financial interest in the operation of this Plan or any agreements related to it and (b) the terms “assignment”, “interested person” and “majority of the outstanding voting securities” shall have the respective meanings specified in the Act and the rules and regulations thereunder, giving effect to any interpretations of or exemptive relief granted by the Securities and Exchange Commission and/or its staff.

     Section 11. This Plan has been adopted pursuant to Rule 12b-1 under the Act and is designed to comply with all applicable requirements imposed under such Rule.